Exhibit 10.16.3

December 1, 2009

Larry D. Zimpleman

President and Chief Executive Officer

Principal Financial Group, Inc.

711 High Street

Des Moines, Iowa 50392

Dear Larry:

You, Principal Financial Group, Inc., Principal Financial Services, Inc. and Principal Life Insurance Company (collectively “Companies”) and the Companies agree to amend the Amended and Restated Employment Agreement, by and between the Companies and you dated May 1, 2008 (“Agreement”), effective [as of the date] of this letter, as follows:

1.                                       Section 6.3 of your contract will be amended to read:

6.3                                 Termination Without Cause or for Good Reason.  In the event of a Termination Without Cause or a Termination for Good Reason (in either case occurring during the Employment Period), Executive shall be entitled to receive the following:

(a)                                     promptly after the Date of Termination (but in no event later than ten business days after the Date of Termination) a lump sum amount equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus;

(b)                                    provided that the performance criteria that would otherwise have been applicable to the payment of annual bonus to Executive under Section 4.2 for the year in which the Date of Termination occurs are satisfied, an amount equal to the Prorata Annual Bonus, which shall be payable at the same time as annual bonuses are payable to other members of Senior Management, but in no event later than March 15 in the calendar year following the Date of Termination;

(c)                                         six months after the Date of Termination a lump sum amount equal to the product of (i) the sum of Base Salary plus Target Annual Bonus for the Fiscal Year during which the Date of Termination occurs (provided that no effect shall be given to any reduction in Target Annual Bonus that would qualify as Good Reason if Executive were to terminate his employment on account hereof), and multiplied by (ii) 2;

(d)                                    until the earlier of the (i) 18 month anniversary of the date of Termination or (ii) the date Executive becomes eligible to participate in any plan, program or other arrangement providing benefits of a similar nature by reason of his employment or other provision of services, the life insurance benefit specified in Section 5.1 to which Executive is entitled as of Date of Termination, subject to the terms of applicable plans, programs or policies; provided that the Executive shall pay the same amount for such benefits as covered members of Senior Management who are actively employed would pay;

(e)                                     if the Date of Termination occurs prior to the Executive’s 57th birthday, (1) for the six-month period following the Date of Termination, the Companies shall provide Executive and his eligible dependents the same medical benefits (on the same terms and conditions) as would have been applied had Executive continued to be an employee of the Companies for such period, and (2) monthly after such six month period, for the remainder of the life of Executive, benefits equivalent to those payable under the Principal Welfare Benefit Plan for Employees calculated under the terms of such plan as if the Date of Termination occurred after Executive’s 57th birthday, reduced by the amounts actually payable under such plan, provided that, if either Executive of the Company reasonably believes it is likely that the benefits under subclause (2) cannot be provided on a tax favored basis, the Company shall pay the cost of the insurance premium for such benefits on the same monthly basis as such benefits would have been provided;

(f)                                       if the Date of Termination occurs prior to Executive’s 57th birthday, for purposes of calculating the retirement benefits payable to Executive under the Supplemental Executive Retirement Plan for Employees, Executive will be treated as though the Date of Termination occurred after Executive’s 57th birthday;

(g)                                    key executive level outplacement services, the provider of which shall be selected by Executive, up to a maximum of $10,000; provided that in no event shall any amount be payable to Executive in lieu of his receipt of such services.

Notwithstanding anything herein to the contrary, the benefits provided in Section 6.3 shall be provided only upon Executive’s execution of a release and waiver as described in Section 6.5. For the avoidance of doubt, Executive’s rights and entitlements with respect to any equity-based of other long-term incentive compensation awards (including any LTIP Award) outstanding as of the Date of Termination shall be determined in accordance with the terms of such awards and the governing plan documents and shall not be enhanced or otherwise modified by the terms of this Agreement.

2.                                       Except as provided in this Amendment, all of the other terms and conditions of the Agreement will remain in full force and effect.

Principal Financial Group, Inc.

By:	/s/ William T. Kerr
William T. Kerr
Chairman, Human Resources Committee of the Board of Directors

Principal Financial Services, Inc.

By:	/s/ William T. Kerr
William T. Kerr
Director

Principal Life Insurance Company

By:	/s/ William T. Kerr
William T. Kerr
Chairman, Human Resources Committee of the Board of Directors

Agreed to as of the 1st day of December, 2009:

/s/ Larry D. Zimpleman
Larry D. Zimpleman